Exhibit 10.5
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
(CEO)
This First Amendment to Employment Agreement is executed as of the 1st day of July, 2009, by and between TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), and Frederick A. Robertson, M.D., an individual (“Employee”), and amends that certain Employment Agreement between the Employee and Company entered into effective November 5, 2008.
RECITALS
The Company wishes to revise the provision concerning termination pursuant to a change of control, and the Employee agrees to such revised provisions as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee,
IT IS HEREBY AGREED AS FOLLOWS:
1. Article 3.2(d) is deleted in its entirety and replaced by the following:
(d) Termination Pursuant to a Change of Control. If, within three (3) months before or twenty four (24) months following a Change of Control, the Company terminates Employee’s employment without Cause pursuant to Section 3.1(a), Employee terminates his employment for Good Reason pursuant to Section 3.1(b), or upon expiration of this Agreement following the company’s notice of its intention not to renew pursuant to Section 1.1, Employee shall have no further rights against the Company hereunder, except the Company will, subject to Section 3.2(g):
(i) pay the Employee the Accrued Obligations;
(ii) subject to Section 3.2(f), pay Employee a lump-sum severance payment (the “Severance Payment”) 53 days following the termination of employment, in an amount equal to the sum of: (a) 3.0 times Employee’s annual base salary as in effect on the date of termination; and (b) 3.0 times the greater of (x) the average of the two annual bonuses paid to Employee for the two years preceding the year in which such termination occurs, provided that if the Employee was not employed for the period required to be eligible for two prior annual bonuses, then the amount in this subparagraph (b)(x) shall be the amount of the annual bonus, if any, received for the year prior to the year in which termination of the employment occurred, or (y) the target bonus for the year in which such termination occurs; provided such lump sum shall be reduced by the amount of any lump sum payable under Section 3.2(a)(ii).
(iii) subject to Section 3.2(f), pay the COBRA premium (and up to the equivalent in cost to the Company for premiums under an individual plan after COBRA rights expire) for health care coverage for Employee and Employee’s eligible dependents, as applicable and to the extent eligible, for the 36 month period immediately following the date of such termination of Employee’s employment, provided that Employee properly elects COBRA continuation coverage for the initial 18 months after the date of Employee’s termination and is able to convert to an individual plan for the remaining 18 months, except that payment of such premiums shall cease if and when the Employee (and Employee’s eligible dependents) become eligible for medical, hospital and health coverage under a plan of a subsequent employer; and

(iv) subject to Section 3.2(f), pay up to $10,000 for outplacement services, provided such payment shall be reduced by the amount of any payment under Section 3.2(a)(iv), and provided further that such services are used within two years of termination of employment.
2. All other provisions of the Employment Agreement are not altered by this First Amendment and remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year written above.

EMPLOYEE:	COMPANY:

Frederick A. Robertson, M.D.	TomoTherapy Incorporated

/s/ Frederick A. Robertson	By:	/s/ Thomas E. Powell

Thomas E. Powell
Chief Financial Officer